UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No.     )*

PINNACLE FOODS INC.

(Name of Issuer)

Common Stock, par value $0.01 per share

(Title of Class of Securities)

72348P 10 4

(CUSIP Number)

December 31, 2013

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

13G

CUSIP No. 72348P 10 4	Page 2 of 40 Pages

1.	Name of reporting persons: Blackstone Capital Partners V L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 33,518,811
	6.	Shared voting power: 0
	7.	Sole dispositive power: 33,518,811
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 33,518,811
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 28.6%
12.	Type of reporting person (see instructions): PN

13G

CUSIP No. 72348P 10 4	Page 3 of 40 Pages

1.	Name of reporting persons: Blackstone Capital Partners V-AC L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 1,981,195
	6.	Shared voting power: 0
	7.	Sole dispositive power: 1,981,195
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 1,981,195
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 1.7%
12.	Type of reporting person (see instructions): PN

13G

CUSIP No. 72348P 10 4	Page 4 of 40 Pages

1.	Name of reporting persons: Blackstone Family Investment Partnership V L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 216,290
	6.	Shared voting power: 0
	7.	Sole dispositive power: 216,290
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 216,290
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0.2%
12.	Type of reporting person (see instructions): PN

13G

CUSIP No. 72348P 10 4	Page 5 of 40 Pages

1.	Name of reporting persons: Blackstone Family Investment Partnership V-SMD L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 1,047,497
	6.	Shared voting power: 0
	7.	Sole dispositive power: 1,047,497
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 1,047,497
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0.9%
12.	Type of reporting person (see instructions): PN

13G

CUSIP No. 72348P 10 4	Page 6 of 40 Pages

1.	Name of reporting persons: Blackstone Participation Partnership V L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 81,061
	6.	Shared voting power: 0
	7.	Sole dispositive power: 81,061
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 81,061
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0.1%
12.	Type of reporting person (see instructions): PN

13G

CUSIP No. 72348P 10 4	Page 7 of 40 Pages

1.	Name of reporting persons: Blackstone Management Associates V L.L.C.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 35,500,006
	6.	Shared voting power: 0
	7.	Sole dispositive power: 35,500,006
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 35,500,006
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 30.3%
12.	Type of reporting person (see instructions): OO

13G

CUSIP No. 72348P 10 4	Page 8 of 40 Pages

1.	Name of reporting persons: BMA V L.L.C.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 35,797,357
	6.	Shared voting power: 0
	7.	Sole dispositive power: 35,797,357
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 35,797,357
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 30.5%
12.	Type of reporting person (see instructions): OO

13G

CUSIP No. 72348P 10 4	Page 9 of 40 Pages

1.	Name of reporting persons: BCP V Side-By-Side GP L.L.C.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 297,351
	6.	Shared voting power: 0
	7.	Sole dispositive power: 297,351
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 297,351
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0.3%
12.	Type of reporting person (see instructions): OO

13G

CUSIP No. 72348P 10 4	Page 10 of 40 Pages

1.	Name of reporting persons: BCPV Pinnacle Holdings LLC
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 23,129,291
	6.	Shared voting power: 0
	7.	Sole dispositive power: 23,129,291
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 23,129,291
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 19.7%
12.	Type of reporting person (see instructions): OO

13G

CUSIP No. 72348P 10 4	Page 11 of 40 Pages

1.	Name of reporting persons: Blackstone Capital Partners (Cayman) V L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Cayman Islands
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 11,245,294
	6.	Shared voting power: 0
	7.	Sole dispositive power: 11,245,294
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 11,245,294
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 9.6%
12.	Type of reporting person (see instructions): PN

13G

CUSIP No. 72348P 10 4	Page 12 of 40 Pages

1.	Name of reporting persons: Blackstone Capital Partners (Cayman) V-A L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Cayman Islands
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 9,796,097
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 9,796,097
9.	Aggregate amount beneficially owned by each reporting person: 9,796,097
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 8.4%
12.	Type of reporting person (see instructions): PN

13G

CUSIP No. 72348P 10 4	Page 13 of 40 Pages

1.	Name of reporting persons: Blackstone Capital Partners (Cayman) V-AC L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Cayman Islands
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 1,243,693
	6.	Shared voting power: 0
	7.	Sole dispositive power: 1,243,693
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 1,243,693
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 1.1%
12.	Type of reporting person (see instructions): PN

13G

CUSIP No. 72348P 10 4	Page 14 of 40 Pages

1.	Name of reporting persons: Blackstone Family Investment Partnership (Cayman) V L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Cayman Islands
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 303,980
	6.	Shared voting power: 0
	7.	Sole dispositive power: 303,980
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 303,980
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0.3%
12.	Type of reporting person (see instructions): PN

13G

CUSIP No. 72348P 10 4	Page 15 of 40 Pages

1.	Name of reporting persons: Blackstone Family Investment Partnership (Cayman) V-SMD L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Cayman Islands
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 500,550
	6.	Shared voting power: 0
	7.	Sole dispositive power: 500,550
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 500,550
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0.4%
12.	Type of reporting person (see instructions): PN

13G

CUSIP No. 72348P 10 4	Page 16 of 40 Pages

1.	Name of reporting persons: Blackstone Participation Partnership (Cayman) V L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Cayman Islands
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 39,677
	6.	Shared voting power: 0
	7.	Sole dispositive power: 39,677
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 39,677
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0.03%
12.	Type of reporting person (see instructions): PN

13G

CUSIP No. 72348P 10 4	Page 17 of 40 Pages

1.	Name of reporting persons: Blackstone Management Associates (Cayman) V L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Cayman Islands
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 22,285,084
	6.	Shared voting power: 0
	7.	Sole dispositive power: 22,285,084
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 22,285,084
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 19.0%
12.	Type of reporting person (see instructions): PN

13G

CUSIP No. 72348P 10 4	Page 18 of 40 Pages

1.	Name of reporting persons: BCP V GP L.L.C.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 22,628,741
	6.	Shared voting power: 0
	7.	Sole dispositive power: 22,628,741
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 22,628,741
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 19.3%
12.	Type of reporting person (see instructions): OO

13G

CUSIP No. 72348P 10 4	Page 19 of 40 Pages

1.	Name of reporting persons: Blackstone Family GP L.L.C.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 1,548,047
	6.	Shared voting power: 0
	7.	Sole dispositive power: 1,548,047
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 1,548,047
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 1.3%
12.	Type of reporting person (see instructions): OO

13G

CUSIP No. 72348P 10 4	Page 20 of 40 Pages

1.	Name of reporting persons: Blackstone Holdings III L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Quebec, Canada
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 58,426,098
	6.	Shared voting power: 0
	7.	Sole dispositive power: 58,426,098
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 58,426,098
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 49.9%
12.	Type of reporting person (see instructions): PN

13G

CUSIP No. 72348P 10 4	Page 21 of 40 Pages

1.	Name of reporting persons: Blackstone Holdings III GP L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 58,426,098
	6.	Shared voting power: 0
	7.	Sole dispositive power: 58,426,098
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 58,426,098
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 49.9%
12.	Type of reporting person (see instructions): PN

13G

CUSIP No. 72348P 10 4	Page 22 of 40 Pages

1.	Name of reporting persons: Blackstone Holdings III GP Management L.L.C.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 58,426,098
	6.	Shared voting power: 0
	7.	Sole dispositive power: 58,426,098
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 58,426,098
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 49.9%
12.	Type of reporting person (see instructions): OO

13G

CUSIP No. 72348P 10 4	Page 23 of 40 Pages

1.	Name of reporting persons: The Blackstone Group L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 58,426,098
	6.	Shared voting power: 0
	7.	Sole dispositive power: 58,426,098
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 58,426,098
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 49.9%
12.	Type of reporting person (see instructions): PN

13G

CUSIP No. 72348P 10 4	Page 24 of 40 Pages

1.	Name of reporting persons: Blackstone Group Management L.L.C.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 58,426,098
	6.	Shared voting power: 0
	7.	Sole dispositive power: 58,426,098
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 58,426,098
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 49.9%
12.	Type of reporting person (see instructions): OO

13G

CUSIP No. 72348P 10 4	Page 25 of 40 Pages

1.	Name of reporting persons: Stephen A. Schwarzman
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: United States
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 59,974,145
	6.	Shared voting power: 0
	7.	Sole dispositive power: 59,974,145
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 59,974,145
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 51.2%
12.	Type of reporting person (see instructions): IN

Item 1.	(a).	Name of Issuer

Pinnacle Foods Inc. (the “Company”)

	(b).	Address of Issuer’s Principal Executive Offices:

7930 Jones Branch Drive, Suite 1100, McLean, Virginia, 22102

Item 2(a).	Name of Person Filing

Item 2(b).	Address of Principal Business Office

Item 2(c).	Citizenship

Each of the following is hereinafter individually referred to as a “Reporting Person” and collectively as the “Reporting Persons.” This statement is filed on behalf of:

(i)	Blackstone Capital Partners V L.P. c/o The Blackstone Group L.P. 345 Park Avenue New York, NY 10154 Citizenship: State of Delaware

(ii)	Blackstone Capital Partners V-AC L.P. c/o The Blackstone Group L.P. 345 Park Avenue New York, NY 10154 Citizenship: State of Delaware

(iii)	Blackstone Family Investment Partnership V L.P. c/o The Blackstone Group L.P. 345 Park Avenue New York, NY 10154 Citizenship: State of Delaware

(iv)	Blackstone Family Investment Partnership V-SMD L.P. c/o The Blackstone Group L.P. 345 Park Avenue New York, NY 10154 Citizenship: State of Delaware

(v)	Blackstone Participation Partnership V L.P. c/o The Blackstone Group L.P. 345 Park Avenue New York, NY 10154 Citizenship: State of Delaware

(vi)	Blackstone Management Associates V L.L.C. c/o The Blackstone Group L.P. 345 Park Avenue

New York, NY 10154 Citizenship: State of Delaware

(vii)	BMA V L.L.C. c/o The Blackstone Group L.P. 345 Park Avenue New York, NY 10154 Citizenship: State of Delaware

(viii)	BCP V Side-By-Side GP L.L.C. c/o The Blackstone Group L.P. 345 Park Avenue New York, NY 10154 Citizenship: State of Delaware

(ix)	BCPV Pinnacle Holdings LLC c/o The Blackstone Group L.P. 345 Park Avenue New York, NY 10154 Citizenship: State of Delaware

(x)	Blackstone Capital Partners (Cayman) V L.P. c/o The Blackstone Group L.P. 345 Park Avenue New York, NY 10154 Citizenship: Cayman Islands

(xi)	Blackstone Capital Partners (Cayman) V-A L.P. c/o The Blackstone Group L.P. 345 Park Avenue New York, NY 10154 Citizenship: Cayman Islands

(xii)	Blackstone Capital Partners (Cayman) V-AC L.P. c/o The Blackstone Group L.P. 345 Park Avenue New York, NY 10154 Citizenship: Cayman Islands

(xiii)	Blackstone Family Investment Partnership (Cayman) V L.P. c/o The Blackstone Group L.P. 345 Park Avenue New York, NY 10154 Citizenship: Cayman Islands

(xiv)	Blackstone Family Investment Partnership (Cayman) V-SMD L.P. c/o The Blackstone Group L.P. 345 Park Avenue New York, NY 10154 Citizenship: Cayman Islands

(xv)	Blackstone Participation Partnership (Cayman) V L.P. c/o The Blackstone Group L.P. 345 Park Avenue New York, NY 10154 Citizenship: Cayman Islands

(xvi)	Blackstone Management Associates (Cayman) V L.P. c/o The Blackstone Group L.P. 345 Park Avenue New York, NY 10154 Citizenship: Cayman Islands

(xvii)	BCP V GP L.L.C. c/o The Blackstone Group L.P. 345 Park Avenue New York, NY 10154 Citizenship: State of Delaware

(xviii)	Blackstone Family GP L.L.C. c/o The Blackstone Group L.P. 345 Park Avenue New York, NY 10154 Citizenship: State of Delaware

(xix)	Blackstone Holdings III L.P. c/o The Blackstone Group L.P. 345 Park Avenue New York, NY 10154 Citizenship: Quebec, Canada

(xx)	Blackstone Holdings III GP L.P. c/o The Blackstone Group L.P. 345 Park Avenue New York, NY 10154 Citizenship: State of Delaware

(xxi)	Blackstone Holdings III GP Management L.L.C. c/o The Blackstone Group L.P. 345 Park Avenue New York, NY 10154 Citizenship: State of Delaware

(xxii)	The Blackstone Group L.P. 345 Park Avenue New York, NY 10154 Citizenship: State of Delaware

(xxiii)	Blackstone Group Management L.L.C. c/o The Blackstone Group L.P. 345 Park Avenue New York, NY 10154 Citizenship: State of Delaware

(xxiv)	Stephen A. Schwarzman c/o The Blackstone Group L.P. 345 Park Avenue New York, NY 10154

Citizenship: United States

33,518,811 shares of Common Stock are held directly by Blackstone Capital Partners V L.P. (“BCP V”); 1,981,195 shares of Common Stock are held directly by Blackstone Capital Partners V-AC L.P. (“BCP V-AC”); 216,290 shares of Common Stock are held directly by Blackstone Family Investment Partnership V L.P. ( “Family”); 1,047,497 shares of Common Stock are held directly by Blackstone Family Investment Partnership V-SMD L.P. ( “Family-SMD”) and 81,061 shares of Common Stock are held directly by Blackstone Participation Partnership V L.P. (“Participation”).

The general partner of BCP V and BCP V-AC is Blackstone Management Associates V L.L.C. BMA V L.L.C. is the sole member of Blackstone Management Associates V L.L.C. The general partner of Family and Participation is BCP V Side-By-Side GP L.L.C. Blackstone Holdings III L.P. is the managing member and the owner of a majority in interest of BMA V L.L.C. and the sole member of BCP V Side-By-Side GP L.L.C.

In addition, 11,245,294 shares of Common Stock are held by Blackstone Capital Partners (Cayman) V L.P. (“BCP V Cayman”); 9,796,097 shares of Common Stock are held by Blackstone Capital Partners (Cayman) V-A L.P. (“BCP V Cayman-A”); 1,243,693 shares of Common Stock are held by Blackstone Capital Partners (Cayman) V-AC L.P. (“BCP V-AC Cayman”); 303,980 shares of Common Stock are held by Blackstone Family Investment Partnership (Cayman) V L.P. (“Family Cayman”); 500,550 shares of Common Stock are held by Blackstone Family Investment Partnership (Cayman) V-SMD L.P. (“Family Cayman SMD”) and 39,677 shares of Common Stock are held by Blackstone Participation Partnership (Cayman) V L.P. (“Participation Cayman”), in each case, through their respective holdings in BCPV Pinnacle Holdings LLC (“Blackstone Pinnacle Holdings” together with BCP V, BCP V-AC, Family, Family-SMD, Participation, BCP V Cayman, BCP V Cayman-A, BCP V-AC Cayman, Family Cayman, Family Cayman SMD and Participation Cayman, the “Blackstone Funds”).

Blackstone Pinnacle Holdings is a limited liability company wholly owned and managed by its members, BCP V Cayman, BCP V Cayman-A, BCP V-AC Cayman, Family Cayman, Family Cayman SMD and Participation Cayman.

Blackstone Management Associates (Cayman) V L.P. is the general partner of BCP V Cayman, BCP V Cayman-A and BCP V-AC Cayman. BCP V GP L.L.C. is a general partner and majority in interest owner of Blackstone Management Associates (Cayman) V L.P. and the general partner of Family Cayman and Participation Cayman. Blackstone Holdings III L.P. is the sole member of BCP V GP L.L.C.

The general partner of Blackstone Holdings III L.P. is Blackstone Holdings III GP L.P. The general partner of Blackstone Holdings III GP L.P. is Blackstone Holdings III GP Management L.L.C. The sole member of Blackstone Holdings III GP Management L.L.C. is The Blackstone Group L.P. The general partner of The Blackstone Group L.P. is Blackstone Group Management L.L.C. Blackstone Group Management L.L.C. is wholly owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman. The general partner of each of Family-SMD and Family Cayman SMD is Blackstone Family GP L.L.C. Blackstone Family GP L.L.C. is wholly owned by Blackstone’s senior managing directors and controlled by its founder, Mr. Schwarzman.

Each such Reporting Person may be deemed to beneficially own the Common Stock beneficially owned by the Blackstone Funds directly or indirectly controlled by it or him, but neither the filing of this Schedule 13G nor any of its contents shall be deemed to constitute an admission that any Reporting Person (other than the Blackstone Funds to the extent they directly hold shares of Common Stock) is the beneficial owner of Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose and each of the Reporting Persons expressly disclaims beneficial ownership of such shares of Common Stock. The filing of this statement should not be construed to be an admission that any member of the Reporting Persons are members of a “group” for the purposes of Sections 13(d) and 13(g) of the Act.

Item 2(d).	Title of Class of Securities:

Common Stock, par value $0.01 per share (the “Common Stock”).

Item 2(e).	CUSIP Number:

72348P 10 4

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Not applicable.

Item 4.	Ownership.

(a) Amount beneficially owned:

Calculations of the percentage of shares of Common Stock beneficially owned assume 117,193,169 shares of Common Stock outstanding as of November 19, 2013 as disclosed in the final prospectus of the Company filed pursuant to Rule 424(b)(4) on December 27, 2013. As of the date hereof, each of the Reporting Persons may be deemed to be the beneficial owner of the shares of Common Stock listed on such Reporting Person’s cover page.

33,518,811 shares of Common Stock are held directly by BCP V; 1,981,195 shares of Common Stock are held directly by BCP V-AC; 216,290 shares of Common Stock are held directly by Family; 1,047,497 shares of Common Stock are held directly by Family-SMD and 81,061 shares of Common Stock are held directly by Participation. In addition, 11,245,294 shares of Common Stock are held by BCP V Cayman; 9,796,097 shares of Common Stock are held by BCP V Cayman-A; 1,243,693 shares of Common Stock are held by BCP V-AC Cayman; 303,980 shares of Common Stock are held by Family Cayman; 500,550 shares of Common Stock are held by Family Cayman SMD and 39,677 shares of Common Stock are held by Participation Cayman, in each case, through their respective holdings in Blackstone Pinnacle Holdings.

(b) Percent of class:

As of the date hereof, each of the Reporting Persons may be deemed to be the beneficial owner of the percentage of shares of Common Stock listed on such Reporting Person’s cover page.

(c) Number of Shares as to which the Reporting Person has:

(i) Sole power to vote or to direct the vote:

See each cover page hereof.

(ii) Shared power to vote or to direct the vote:

See each cover page hereof.

(iii) Sole power to dispose or to direct the disposition of:

See each cover page hereof.

(iv) Shared power to dispose or to direct the disposition of:

See each cover page hereof.

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:  ☐

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of Group.

Not Applicable.

Item 10.	Certification.

Not applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2014

BLACKSTONE CAPITAL PARTNERS (CAYMAN) V L.P.
By: Blackstone Management Associates (Cayman) V L.P., its general partner
By: BCP V GP L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE CAPITAL PARTNERS (CAYMAN) V-A, L.P.
By: Blackstone Management Associates (Cayman) V L.P., its general partner
By: BCP V GP L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE CAPITAL PARTNERS (CAYMAN) V-AC L.P.
By: Blackstone Management Associates (Cayman) V L.P., its general partner
By: BCP V GP L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE FAMILY INVESTMENT PARTNERSHIP (CAYMAN) V-SMD L.P.
By: Blackstone Family GP L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE FAMILY INVESTMENT PARTNERSHIP (CAYMAN) V L.P.
By: BCP V GP L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE PARTICIPATION PARTNERSHIP (CAYMAN) V L.P.
By: BCP V GP L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE MANAGEMENT ASSOCIATES (CAYMAN) V L.P.
By: BCP V GP L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BCPV PINNACLE HOLDINGS LLC

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Manager

BLACKSTONE CAPITAL PARTNERS V L.P.
By: Blackstone Management Associates V L.L.C., its general partner
By: BMA V L.L.C., its Sole Member

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE CAPITAL PARTNERS V-AC L.P.
By: Blackstone Management Associates V L.L.C., its general partner
By: BMA V L.L.C., its Sole Member;

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE FAMILY INVESTMENT PARTNERSHIP V L.P.
By: BCP V Side-by-Side GP L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE FAMILY INVESTMENT PARTNERSHIP V-SMD L.P.
By: Blackstone Family GP L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE PARTICIPATION PARTNERSHIP V L.P.
By: BCP V Side-by-Side GP L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE MANAGEMENT ASSOCIATES V L.L.C.
By: BMA V L.L.C., its Sole Member

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE FAMILY GP L.L.C.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BCP V GP L.L.C.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BMA V L.L.C.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE HOLDINGS III L.P.
By: Blackstone Holdings III GP L.P., its general partner
By: Blackstone Holdings III GP Management L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE HOLDINGS III GP L.P.
By: Blackstone Holdings III GP Management L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE HOLDINGS III GP MANAGEMENT L.L.C.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

THE BLACKSTONE GROUP L.P.
By: Blackstone Group Management L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE GROUP MANAGEMENT L.L.C.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

STEPHEN A. SCHWARZMAN

By:	/s/ Stephen A. Schwarzman
Name:	Stephen A. Schwarzman

EXHIBIT LIST

Exhibit A	Joint Filing Agreement, dated February 14, 2014, among the Reporting Persons (filed herewith).